Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2017 Financial Results

Achieves 13th consecutive year of same store growth in rental rate, rental revenue and NOI.
Awarded the nation’s largest third-party on-campus student housing development in history.

AUSTIN, Texas--(BUSINESS WIRE)-February 20, 2018--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2017.
Highlights
Fourth Quarter 2017

▪	Reported net income attributable to ACC of $39.1 million or $0.28 per fully diluted share, versus $25.4 million or $0.19 per fully diluted share in the fourth quarter 2016.

▪	Increased quarterly FFOM to $99.6 million or $0.72 per fully diluted share, versus $86.9 million or $0.65 in the fourth quarter prior year, an increase of 10.8 percent per share.

▪
Grew same store net operating income (NOI) by 4.2 percent over the fourth quarter prior year with revenues increasing 1.7 percent and operating expenses decreasing 1.8 percent, primarily through targeted reductions in controllable expenses.

▪	Achieved same store average physical occupancy of 96.7 percent for the fourth quarter 2017 compared to 97.6 percent for the fourth quarter 2016.

▪
Executed a presale agreement for a new $36.7 million development project located pedestrian to Florida State University, a Power-5 conference, Carnegie R1 university market. Upon delivery in Fall 2019, the asset will further diversify the company’s existing product offering and provide additional opportunities for multi-asset market efficiencies.

▪
Awarded what is expected to be the nation’s largest third-party on-campus student housing project in history for a new development on the campus of the University of California, Riverside as part of the University of California System initiative. The project is currently anticipated to include as many as 6,000 beds and over $1 billion in new development, expected to be completed in multiple phases over several years. The company was also awarded a new third-party development project with Delaware State University during the quarter.

▪
Earned Great Place to Work® certification based on extensive ratings provided by employees in anonymous surveys, resulting in 97 percent of employees saying that there is great pride in the work done at ACC, 97 percent saying that ACC has a great atmosphere, and 91 percent saying that their workplace is great.

▪	Awarded the Best Student Housing Rental Apartment Community 2017 Multifamily Pillars of the Industry Award from the National Association of Home Builders for The Summit at University City.

▪
American Campus Communities CEO Bill Bayless was named the 2017 National Ernst & Young Entrepreneur Of The Year in the category of Real Estate, Hospitality and Construction. Now in its 31st year, the award recognizes leaders and visionaries who demonstrate excellence and extraordinary success in innovation, financial performance and personal commitment to building world-class businesses and supporting their communities.

Full Year 2017

▪
Reported net income attributable to ACC of $69.0 million or $0.50 per fully diluted share, versus $99.1 million or $0.75 per fully diluted share for the full year 2016. Excluding net gains and losses from dispositions of real estate, impairment charges and losses from the early extinguishment of debt, net income attributable to ACC would have been $85.0 million, versus $95.6 million for 2016.

▪	Increased full year FFOM to $316.4 million or $2.31 per fully diluted share, compared to $297.7 million or $2.27 for the full year 2016.

▪
Increased same store NOI by 2.5 percent over the year ended December 31, 2016, with revenues increasing 2.3 percent and operating expenses increasing 2.1 percent. Excluding expenses of $2.0 million associated with Hurricanes Harvey and Irma, operating expenses would have increased by only 1.4 percent and NOI would have increased by 3.0 percent.

▪
Completed construction and delivered 10 new owned development assets into service on-schedule. The pedestrian communities total $609.2 million in development cost, contain 7,454 beds and are located an average of one-tenth of a mile from their respective campuses.

▪
Construction continued on 14 owned development and presale development projects totaling $1.0 billion for delivery in Fall 2018 and 2019. The projects include three presale developments from the Core Spaces transaction and total approximately 9,700 beds with an average distance to campus of less than one-tenth of a mile.

▪
Executed an agreement to recapitalize and ultimately acquire seven select student housing properties, including three presale developments for delivery in 2018, all totaling 3,776 beds for $590.6 million from affiliates of Core Spaces and DRW Real Estate Investments. The portfolio investment provides strategic growth in seven key Power-5 conference, Carnegie R1 university and existing American Campus Equity (ACE®) markets.

▪
Entered the highly underserved University of Washington market with the acquisition of three Seattle-based assets including Hub U District Seattle, part of the Core Spaces portfolio. Totaling 890 beds, the properties average only two years old and are well-located pedestrian to campus.

▪	Awarded nine new on-campus development projects including three ACE developments and six third-party projects.

▪	In May, increased the common dividend to $1.76 per share on an annualized basis, an increase of over 30 percent since 2012.
“We are pleased to have produced a 13th consecutive year of growth in same store rental rate, rental revenue and NOI. Consistent with most publicly traded REITs, however, we believe our current valuation does not appropriately reflect the value of our assets and the many value creation opportunities ahead of us,” said Bill Bayless, American Campus Communities CEO. “We do recognize that the company’s current valuation is impacted partially by ongoing funding needs for our growth pipeline, and as previously communicated, we intend to address these capital needs by selling joint venture interests in existing core assets at highly attractive private market valuations. We have made great strides in sourcing a joint venture partner over the last few months and intend to execute a transaction in the first half of 2018. In addition, over the past several years, we have strategically positioned our balance sheet to fund our high-yielding development pipeline by executing on the disposition of older, non-core assets and opportunistically raising equity capital at attractive prices. While creating this capacity has diminished recent earnings growth, these strategic actions have refined our portfolio into one consisting almost entirely of core Class A assets located pedestrian to tier-1 universities, and most importantly, positioned the company for sustainable long-term value creation.”
Fourth Quarter Operating Results
Revenue for the 2017 fourth quarter totaled $227.6 million, an increase of 11.6 percent from $204.0 million in the fourth quarter 2016 and operating income for the quarter totaled $63.1 million versus $51.7 million in the prior year fourth quarter. The increase in revenue and operating income was primarily due to growth resulting from increased rental rates for the 2017-2018 academic year, recently completed development properties and property acquisitions completed in 2017. Net income for the 2017 fourth quarter totaled $39.1 million, or $0.28 per fully diluted share, compared with net income of $25.4 million, or $0.19 per fully diluted share, for the same quarter in 2016. FFO for the 2017 fourth quarter totaled $103.9 million, or $0.75 per fully diluted share, compared to $78.0 million, or $0.58 per fully diluted share for the same quarter in 2016. FFOM for the 2017 fourth quarter was $99.6 million, or $0.72 per fully diluted share, an increase of 10.8 percent per share, as compared to $86.9 million, or $0.65 per fully diluted share for the same quarter in 2016. A reconciliation of FFO and FFOM to net income is provided in Table 3.
Same store NOI was $103.0 million in the quarter, up 4.2 percent from $98.8 million in the 2016 fourth quarter. Same store revenues increased by 1.7 percent over the 2016 fourth quarter due to an increase in average rental rates for the 2017-2018 academic year. Same store operating expenses decreased by 1.8 percent over the prior year quarter. NOI for the total owned portfolio increased 13.7 percent to $125.2 million for the quarter from $110.1 million in the comparable period of 2016. A reconciliation of same store NOI to total NOI is provided in Table 4.
Portfolio Update
Developments
Construction continues on the company’s $688.0 million development pipeline and $319.3 million presale development pipeline with expected delivery in Fall 2018 and Fall 2019. These construction projects are all core Class A assets located on campus or pedestrian to campus in their respective markets and remain on track to achieve stabilized development yields in the range of 6.25 - 7.0 percent for developments and 5.7 - 6.25 percent for presale developments.
Off-Campus Owned
Subsequent to quarter end, the company executed a $36.7 million presale agreement for a 340-bed pedestrian development serving students attending Florida State University, a Power-5 conference, Carnegie R1 university market. Upon opening in Fall 2019, Stadium Centre Phase IV will be incorporated into the company’s existing five Stadium Centre assets, allowing the group to efficiently operate as a single property, while also providing significant diversification from the company’s existing assets in the market due to a new 5-bedroom, 5-bathroom unit type. Under the presale agreement, the company is responsible for the management, operations and initial lease up of the project while the developer retains delivery and construction cost risk.
American Campus Equity (ACE)
During the quarter, the company commenced construction on a new in-residence honors college on the campus of the University of Arizona with delivery scheduled for Fall 2019. Designed as a stand-alone, full-service living-learning honors college, the comprehensive project features modern residential accommodations for 1,056 students with an integrated dining hall, over 24,000 square feet of office and academic space including five spacious classrooms, and an adjacent recreation and wellness center and structured parking. The $84.7 million residential facility will be funded through the company’s ACE program while the dining, academic and office facilities, recreation and wellness center and structured parking will be funded and operated by the University. The company expects to earn approximately $2.4 million in third-party fees for its role in the development of these non-residential facilities during the construction period.
Third-Party Services
The company was awarded what is expected to be the nation’s largest third-party on-campus student housing development project in history for a multi-phase project on the campus of the University of California, Riverside. The project was the largest awarded to-date under the broadly publicized University of California System student housing initiative aimed at addressing the current and growing demand for on-campus student housing across the UC System. While the full scope, fees, feasibility and construction periods have not been finalized, the procurement award is currently anticipated to include as many as 6,000 beds completed in multiple phases, beginning with a first-phase development of a 760-bed student residence hall and 830-seat dining facility. Construction of Dundee Residence Hall and Glasgow Dining Hall, for which the company expects to earn a total of $4.7 million in development fees during the construction period, is anticipated to begin in late 2018 with delivery scheduled for Fall 2020. The next phase of on-campus development, North District Phase One, is expected to include approximately 1,500 beds with commencement of construction in early 2019 and delivery scheduled for Fall 2021. The company expects to earn a total of $8.0 million during the construction period related to this phase of the project. The company anticipates providing joint management services with the University for these projects upon completion.
Additionally during the quarter, the company was awarded a new third-party development project on the campus of Delaware State University. The project is currently targeting approximately 620 beds for delivery in Fall 2019. The company anticipates providing management services upon completion and expects to earn a total of $2.5 million in development fees throughout the construction period although the full scope, fees, feasibility and construction period have not been finalized.
Also during the quarter, the company closed on financing and commenced construction on third-party on-campus development projects with the University of Illinois at Chicago and the University of Arizona, as discussed above. In addition, the company completed an advisory services project related to a not-for-profit entity’s acquisition of Miramar, a student housing community at Texas A&M University-Corpus Christi.
Capital Markets
During the quarter, the company issued $400 million of senior unsecured notes under its existing shelf registration, which are fully and unconditionally guaranteed by the company. These 10-year notes were issued at 99.912 percent of par value with a coupon of 3.625 percent and a yield of 3.635 percent. The notes will mature on November 15, 2027. Moody’s and S&P rated the notes Baa2 and BBB, respectively. Net proceeds from the transaction totaled approximately $395 million, after expenses, and were used to repay the outstanding balance of the company’s revolving credit facility, with the remaining proceeds available to fund the development pipeline, acquisitions and general business activities.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the fourth quarter.
2018 Outlook
The company believes that the financial results for the fiscal year ending December 31, 2018 may be affected by, among other factors:

▪	national and regional economic trends and events;

▪	the success of leasing the company’s owned properties for the 2018-2019 academic year

▪	the timing of acquisitions, dispositions or joint venture activity;

▪	interest rate risk;

▪	the timing of commencement and completion of construction on owned development projects;

▪	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

▪	university enrollment, funding and policy trends;

▪	the ability of the company to earn third-party management revenues;

▪	property tax rates and assessed values in certain jurisdictions;

▪	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

▪	the ability of the company to integrate acquired properties; and

▪	the outcome of legal proceedings arising in the normal course of business.
Based upon these factors, management anticipates that fiscal year 2018 FFO will be in the range of $2.51 to $2.60 per fully diluted share and FFOM will be in the range of $2.33 to $2.43 per fully diluted share. For additional details regarding the company’s 2018 outlook, please see pages S-17 and S-18 of the Supplemental Analyst Package 4Q 2017. All guidance is based on the current expectations and judgment of the company’s management team.
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2018 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and full year 2017 results and the 2018 outlook on Wednesday, February 21, 2017 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 5284451, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until March 7, 2018 by dialing 877-344-7529 or 412-317-0088 conference number 10115480. Additionally, the replay will be available for one year at www.americancampus.com
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs, contractual executive separation and retirement charges, and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2017, American Campus Communities owned 169 student housing properties containing approximately 104,100 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 206 properties with approximately 134,100 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2018 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2017	December 31, 2016
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,450,364	$5,427,014
Owned properties held for sale	—	25,350
On-campus participating properties, net	81,804	85,797
Investments in real estate, net	6,532,168	5,538,161

Cash and cash equivalents	41,182	22,140
Restricted cash	23,590	24,817
Student contracts receivable, net	9,170	8,428
Other assets[1]	291,260	272,367

Total assets	$6,897,370	$5,865,913

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$664,020	$688,195
Unsecured notes	1,585,855	1,188,737
Unsecured term loans	647,044	149,065
Unsecured revolving credit facility	127,600	99,300
Accounts payable and accrued expenses	53,741	76,614
Other liabilities[1]	187,983	158,437
Total liabilities	3,266,243	2,360,348

Redeemable noncontrolling interests	132,169	55,078

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,364	1,322
Additional paid in capital	4,326,910	4,118,842
Common stock held in rabbi trust	(2,944)	(975)
Accumulated earnings and dividends	(837,644)	(670,137)
Accumulated other comprehensive loss	(2,701)	(4,067)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,484,985	3,444,985
Noncontrolling interests – partially owned properties	13,973	5,502
Total equity	3,498,958	3,450,487

Total liabilities and equity	$6,897,370	$5,865,913

1.
For purposes of calculating net asset value at December 31, 2017, the company excludes other assets of approximately $8.8 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and other liabilities of approximately $47.8 million related to deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues
Owned properties	$207,154	$189,314	$738,710	$735,392
On-campus participating properties	10,817	10,415	33,945	33,433
Third-party development services	6,064	677	10,761	4,606
Third-party management services	2,639	2,685	9,832	9,724
Resident services	889	881	3,199	3,206
Total revenues	227,563	203,972	796,447	786,361

Operating expenses
Owned properties	82,877	80,121	332,429	337,296
On-campus participating properties	3,304	3,322	14,384	13,447
Third-party development and management services	3,436	3,895	15,225	14,533
General and administrative[1]	6,186	5,683	31,386	22,493
Depreciation and amortization	65,564	51,901	234,955	211,387
Ground/facility leases	3,062	2,431	10,213	9,167
Provision for real estate impairment[2]	—	4,895	15,317	4,895
Total operating expenses	164,429	152,248	653,909	613,218

Operating income	63,134	51,724	142,538	173,143

Nonoperating income and (expenses)
Interest income	1,222	1,455	4,945	5,481
Interest expense	(23,178)	(16,925)	(71,122)	(78,687)
Amortization of deferred financing costs	(1,422)	(1,282)	(4,619)	(6,520)
Gain (loss) from disposition of real estate	—	3,788	(632)	21,197
Loss from early extinguishment of debt	—	(12,841)	—	(12,841)
Total nonoperating expense	(23,378)	(25,805)	(71,428)	(71,370)

Income before income taxes	39,756	25,919	71,110	101,773
Income tax provision	(198)	(115)	(989)	(1,150)
Net income	39,558	25,804	70,121	100,623
Net income attributable to noncontrolling interests	(496)	(412)	(1,083)	(1,562)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$39,062	$25,392	$69,038	$99,061
Other comprehensive income
Change in fair value of interest rate swaps and other	494	1,925	1,366	1,763
Comprehensive income	$39,556	$27,317	$70,404	$100,824
Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic	$0.28	$0.19	$0.50	$0.76

Diluted	$0.28	$0.19	$0.50	$0.75

Weighted-average common shares outstanding

Basic	136,426,506	132,175,589	135,141,423	129,228,748

Diluted	137,238,418	132,950,306	136,002,385	130,018,729

1.
The year ended December 31, 2017 includes $4.5 million of contractual executive separation and retirement charges incurred in the first and second quarter of 2017 with regard to the retirement of the company's former Chief Financial Officer, and $2.9 million in transaction costs incurred in the third quarter of 2017 related to the company's initial investment in the Core Spaces/DRW joint ventures.

2.
Represents an impairment charge recorded in the fourth quarter of 2016 for a property classified as held for sale as of December 31, 2016, and an impairment charge recorded in the second quarter of 2017 for a property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$39,062	$25,392	$69,038	$99,061
Noncontrolling interests	483	412	1,076	1,562
(Gain) loss from disposition of real estate	—	(3,788)	632	(21,197)
Elimination of provision for real estate impairment[1]	—	4,895	15,317	4,895
Real estate related depreciation and amortization	64,364	51,044	231,295	208,276
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	103,909	77,955	317,358	292,597

Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(3,760)	(3,492)	(5,133)	(5,194)
Amortization of investment in on-campus participating properties	(1,915)	(1,850)	(7,536)	(7,343)
	98,234	72,613	304,689	280,060
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[2]	854	794	2,841	2,964
Management fees	488	476	1,534	1,503
Contribution from on-campus participating properties	1,342	1,270	4,375	4,467

Property acquisition costs[3]	—	212	2,855	326
Contractual executive separation and retirement charges[4]	—	—	4,515	—
Elimination of loss from early extinguishment of debt[5]	—	12,841	—	12,841
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$99,576	$86,936	$316,434	$297,694

FFO per share – diluted	$0.75	$0.58	$2.31	$2.23

FFOM per share – diluted	$0.72	$0.65	$2.31	$2.27

Weighted-average common shares outstanding - diluted	138,323,062	134,120,391	137,099,084	131,340,992

1.
Represents an impairment charge recorded in the fourth quarter of 2016 for a property classified as held for sale as of December 31, 2016, and an impairment charge recorded in the second quarter of 2017 for a property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

2.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

3.	The year ended December 31, 2017 amount represents transaction costs incurred in the third quarter of 2017 related to the company's initial investment in the Core Spaces/DRW joint ventures.

4.	Represents contractual executive separation and retirement charges incurred in the first and second quarter of 2017 with regard to the retirement of the company's former Chief Financial Officer.

5.
Represents losses associated with the early pay-off of mortgage loans for nine properties sold during the twelve months ended December 31, 2016. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, the company views the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because the debt was extinguished in connection with the consummation of the sale transactions and had no intent to extinguish the debt absent such transactions. The company believes that adjusting FFOM to exclude these losses more appropriately reflects the results of its operations exclusive of the impact of our disposition transactions.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Owned properties revenues
Same store properties	$172,624	$169,743	$2,881	1.7%	$662,801	$648,070	$14,731	2.3%
New properties	34,571	8,980	25,591		74,345	13,271	61,074
Sold and held for sale properties[1]	848	11,472	(10,624)		4,763	77,257	(72,494)
Total revenues[2]	$208,043	$190,195	$17,848	9.4%	$741,909	$738,598	$3,311	0.4%
Owned properties operating expenses
Same store properties[3]	$69,640	$70,918	$(1,278)	(1.8%)	$297,633	$291,642	$5,991	2.1%
New properties	12,846	3,252	9,594		31,998	5,652	26,346
Sold and held for sale properties1 4	391	5,951	(5,560)		2,798	40,002	(37,204)
Total operating expenses	$82,877	$80,121	$2,756	3.4%	$332,429	$337,296	$(4,867)	(1.4%)
Owned properties net operating income
Same store properties[3]	$102,984	$98,825	$4,159	4.2%	$365,168	$356,428	$8,740	2.5%
New properties	21,725	5,728	15,997		42,347	7,619	34,728
Sold and held for sale properties[1]	457	5,521	(5,064)		1,965	37,255	(35,290)
Total net operating income	$125,166	$110,074	$15,092	13.7%	$409,480	$401,302	$8,178	2.0%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2017 and 2016, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of December 31, 2017.

1.
Includes properties sold in 2016 and 2017, and one property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.
Excluding expenses of $0.1 million and $2.0 million incurred during the three and twelve months ended December 31, 2017, respectively, associated with Hurricanes Harvey and Irma, same store owned operating expenses would have decreased by 1.9% and only increased by 1.4%, respectively, and same store owned net operating income would have increased 4.3% and 3.0%, respectively.

4.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2018 Outlook1
(dollars in thousands, except share and per share data)

	Low	High

Net income	$93,200	$104,200
Noncontrolling interests	1,300	1,350
Depreciation and amortization	253,400	255,200
Funds from operations ("FFO")	$347,900	$360,750

Elimination of operations from on-campus participating properties	(12,700)	(12,300)
Contribution from on-campus participating properties	4,150	4,750
Elimination of effect of transfer of asset to lender[2]	(17,000)	(17,000)
Funds from operations - modified ("FFOM")	$322,350	$336,200

Net income per share - diluted	$0.67	$0.75

FFO per share - diluted	$2.51	$2.60

FFOM per share - diluted	$2.33	$2.43

Weighted-average common shares outstanding - diluted	138,565,000	138,565,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2018 may be affected by, among other factors:
•national and regional economic trends and events;
•the success of leasing the company's owned properties for the 2018-2019 academic year;
•the timing of acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

2.
Represents the net effect of a gain on the extinguishment of debt for one property being transferred to the lender in settlement of the property's $27.4 million mortgage loan, offset by a loss expected to be incurred as a result of the transfer to the lender.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000